                                                                    EXHIBIT 4.15


                                                                  EXECUTION COPY

                         QUADRANT INTERNATIONAL, INC.



                    ---------------------------------------

              AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                    ---------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
1.   Registration Rights.................................................    1
     1.1   Definitions...................................................    1
     1.2   Request for Registration......................................    2
     1.3   Company Registration..........................................    4
     1.4   Obligations of the Company....................................    4
     1.5   Furnish Information...........................................    6
     1.6   Expenses of Demand Registration...............................    6
     1.7   Expenses of Company Registration..............................    7
     1.8   Underwriting Requirements.....................................    7
     1.9   Delay of Registration.........................................    7
     1.10  Indemnification...............................................    8
     1.11  1934 Act......................................................   10
     1.12  Form S-3 Registration.........................................   10
     1.13  Assignment of Registration Rights.............................   11
     1.14  Limitations on Subsequent Registration Rights.................   12
     1.15  "Market Stand-Off" Agreement..................................   12
     1.16  Nasdaq National Market........................................   13
2.   Miscellaneous.......................................................   13
     2.1   Termination...................................................   13
     2.2   Successors and Assigns........................................   13
     2.3   Prior Agreement...............................................   13
     2.4   Governing Law.................................................   13
     2.5   Counterparts..................................................   13
     2.6   Titles and Subtitles..........................................   14
     2.7   Notices.......................................................   14
     2.8   Expenses......................................................   14
     2.9   Amendments and Waivers........................................   14
     2.10  Severability..................................................   14
     2.11  Aggregation of Stock..........................................   14
     2.12  Entire Agreement..............................................   14

              AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
              --------------------------------------------------

          THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT is made as of the 27th day of April, 1999, by and among Quadrant International, Inc., a Pennsylvania corporation (the "Company"), and the parties listed on Schedule A
                                                                    ----------
hereto (collectively, the "Investors").

                                   RECITALS
                                   --------

          WHEREAS, certain of the Investors hold securities of the Company and possess certain registration rights with respect to such securities (the "Existing Investors"); and

          WHEREAS, the Existing Investors desire to terminate the registration rights previously granted to them and to accept the rights created pursuant hereto in lieu of such previously granted rights; and

          WHEREAS, the Investors are parties to the Convertible Promissory Note Purchase Agreement dated as of even date herewith among the Company and the Investors (the "Purchase Agreement"), and certain of the Company's and such Investors' obligations under the Purchase Agreement are conditioned upon the execution of this Agreement by such Investors, the Existing Investors and by the Company.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that any and all registration rights previously granted to them shall be superseded and replaced in its entirety by this Agreement, and the parties hereto hereby further agree as follows:

          1.   REGISTRATION RIGHTS. The Company covenants and agrees as follows:
               -------------------

          1.1  Definitions. For purposes of this Section 1:
               -----------

          (a)  The term "Act" means the Securities Act of 1933, as amended.

          (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.13 hereof.

          (d) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          (e) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (f) The term "Registrable Securities" means (i) Common Stock issuable or issued upon conversion of the Class A Convertible Preferred Stock of the Company, (ii) Common Stock issuable or issued upon conversion of the Class B Convertible Preferred Stock of the Company and upon exercise of warrants issued to the holders of Class B Convertible Preferred Stock of the Company, (iii) Common Stock issuable or issued upon conversion of the Series C Convertible Preferred Stock of the Company, (iv) Common Stock issuable or issued upon conversion of the Company's 6% Convertible Subordinated Debentures and upon exercise of warrants issued to the holders of such debentures, (v) for purposes of Section 1.3 only, up to 6,017,810 shares of Common Stock held by Gregg Garnick ("Garnick"), (vi) for purposes of Section 1.3 only, up to 250,000 shares of Common Stock held by each of Hendrick Horak, Ulrich Sigmund and Jorg Ringelberg (collectively, the "Viona Employees"), and (vii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), (ii), (iii), (iv), (v) and (vi) above, excluding in all cases, however, any Registrable Securities sold pursuant to one or more registration statements under the Act, or which are saleable pursuant to Rule 144(k) under the Act, or which have been sold by a person in a transaction in which such person's rights under this Section 1 are not assigned.

          (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (h)  The term "SEC" shall mean the Securities and Exchange Commission.

               1.2  Request for Registration.
                    ------------------------

          (a) If the Company shall receive at any time after the effective date of the first registration statement for a public offering of securities of the Company and after the Company qualifies for registering securities on a Form S-3 (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least (i) sixty-seven percent (67%) of the Registrable Securities then outstanding or (ii) a majority in interest of the Class C Preferred Stock, that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities then held by such Holders then the Company shall:

               (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

               (ii) file such registration within 30 days of the mailing of such notice by the Company in accordance hereof and cause such registration to be effective as soon as practicable under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b).

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities issued or issuable upon conversion of the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock of the Company to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

          (c) The Company may include in a registration requested under Section 1.2(a) any additional authorized shares of the Common Stock of the Company, whether or not issued, for sale by the Company; provided, however, that such shares shall not be included to the extent that the Holders of a majority of the shares of Registrable Securities held by the Investors included therein determine in good faith that the inclusion of such shares will interfere with the successful marketing of the shares of Registrable Securities to be included therein; and provided, further, that if the number of shares to be so included equals or exceeds the number of shares of Registrable Securities included therein by the holders of Registrable Securities, such registration shall be deemed to be a registration pursuant to Section 1.3 hereof.

          (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 or
Section 1.12, a certificate of the Company signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, the filing of such registration statement would (A) interfere with or affect the negotiation or completion of any material transaction that is being contemplated by the Company or (B) involve initial or continuing disclosure obligations materially adverse to the best interests of the Company's shareholders, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period, and the time periods referred to in this Section 1.2 or Section 1.12 shall be extended for an additional number of business days during which the rights to sell shares were suspended.

          (e) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

               (i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; or

               (ii) During the period ending on a date six (6) months after the effective date of a registration subject to Sections 1.2 or 1.3 hereof.

          1.3  Company Registration. If (but without any obligation to do so)
               --------------------
the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered or covering only securities proposed to be issued in exchange for securities or assets of another corporation or an SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 2.6, the Company shall, subject to the provisions of
Section 1.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. In no event, however, shall any holder of registration rights be granted registration rights under this Section 1.3 that are superior to the registration rights of the Holders without the written consent of the holders of at least 50% of the Registrable Securities.

          1.4  Obligations of the Company. Whenever required under this Section
               --------------------------
1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder with respect to a registration under Sections 1.2 and 1.12, keep such registration statement effective for the period necessary (but, other than as provided below, in no event more than nine (9) months) to complete the proposed public offering; provided, however, that (i) such nine (9)-month period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, but for not more than a period of two (2) years, to keep the registration statement effective until all such

Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (i) includes any prospectus required by Section 10(a)(3) of the Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and
(ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business as a foreign corporation or (ii) to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction, or (iii) register in any state requiring, as a condition to registration, escrow or surrender of any Company securities.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. If, in such event, the Company advises the Holders of the Registrable Securities covered by such registration statement that the Company considers it appropriate for the registration statement to be amended, the Holders of such securities shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been amended and the Company has delivered revised prospectuses to the selling Holders (the selling Holders shall promptly return to the Company all prior prospectuses). The time periods referred to in this Section 1 shall be extended for an additional number of business days during which the rights to sell shares was suspended.

          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          1.5  Furnish Information. It shall be a condition precedent to the
               -------------------
obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.6  Expenses of Demand Registration. All expenses, other than
               -------------------------------
underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of one counsel for the Holders shall be borne by the Company; provided, however, that if a registration is withdrawn at the request of the Holders requesting such registration (other than as a result of information concerning a material adverse change to the business or financial condition of the Company which is made known to the Holders after the date on which such registration was requested) and if the requesting Holders elect not to have such registration counted as a registration requested under
Section 1.2, the requesting Holders shall pay all of the expenses referred to above of such registration pro rata in accordance with the number of their Registrable Securities included in such registration in relation to the number of shares of the Company and of others which were included in the registration.

          1.7  Expenses of Company Registration. The Company shall bear and pay
               --------------------------------
all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing and qualification fees, printers and accounting fees and fees and disbursements of one counsel for the Holders relating or apportionable thereto selected by them, but excluding solely underwriting discounts and commissions relating to Registrable Securities.

          1.8  Underwriting Requirements. In connection with any offering
               -------------------------
involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be reduced, first, pro rata among the holders of capital stock in their entirety, if necessary other than the Holders; second, if necessary, the shares held by Garnick and the Viona Employees pro rata; third, if necessary, among any other of the Holders other than the holders of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock; fourth, if necessary, pro rata among the Holders of the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock of the Company; next and lastly, if necessary, among the Company's shares requested by the Company to be registered). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder", and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

          1.9  Delay of Registration. No Holder shall have any right to obtain
               ---------------------
or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification. In the event any Registrable Securities are
               ---------------
included in a registration statement under this Section 1:

          (a) The Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity obligations of the Company contained in this subsection 1.10(a) shall not apply (x) to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), (y) in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person, and (z) with respect to a Violation contained in or with respect to a preliminary prospectus if a copy of the amended or supplemental preliminary prospectus, or the final prospectus, shall have been delivered or sent to such person within the time required by the Act, and the Violation was corrected in such amended or supplemental preliminary prospectus or final prospectus.

          (b) Each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Act or the 1934 Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement of the Company contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, the total amount for which any Holder shall be liable shall not in any event exceed the lesser of (A) aggregate net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration and (B) in the event that the underwriter shall require joint and several liability of the selling Holders, that portion of aggregate losses, claims, damages, liabilities or expenses indemnified against as is equal to the proportion of the total number of Registrable Securities being sold by such Holder to the total number of shares of Common Stock being sold by the Company and all persons for which shares are registered in such offering; and provided further, however, that no Holder shall be required to enter into an Underwriting Agreement that provides for any greater potential liability than as set forth herein.

          (c)  Promptly after receipt by an indemnified party under this Section
1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties (the consent of the indemnified party to such counsel not to be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f)  The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11 1934 Act. With a view to making available to the Holders the
               --------
benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12 Form S-3 Registration. In case the Company shall receive from any
               ---------------------
Holder or Holders holding at least fifty percent (50%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders but in no event less than 25% of each of the originally issued Class B Preferred Stock and the originally issued Series C Preferred Stock, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, the filing of such Form S-3 Registration would (A) interfere with or affect the negotiation or completion of any material transaction that is being contemplated by the Company or (B) involve initial or continuing disclosure obligations materially adverse to the best interests of the Company's shareholders, and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (3) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the fees and disbursements of one counsel for the Holders, but excluding solely any underwriters' discounts or commissions, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3.

          (d) The Company shall not be obligated to effect any registration pursuant to this Section 1.12 if the Company delivers to the Holders requesting registration under this Section 1.12 an opinion, in form and substance acceptable to such Holders, of counsel satisfactory to such Holders, that the Registrable Securities so requested to be registered may be sold or transferred pursuant to Rule 144(k) under the Act.

          1.13 Assignment of Registration Rights. The rights to cause the
               ---------------------------------
Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of such securities provided that the Company is given a written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Holder under this Section 1.

          1.14 Limitations on Subsequent Registration Rights. From and after the
               ---------------------------------------------
date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

          1.15 "Market Stand-Off" Agreement. Each Investor and Existing Investor
               ----------------------------
hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

          (a) such agreement shall be applicable as to the period immediately following the first such registration statement of the Company which covers Common Stock to be sold on its behalf to the public in an underwritten offering;

          (b) all officers, directors and founders of the Company, all then existing two percent or greater shareholders of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

          (c) such market stand-off time period shall not exceed one hundred eighty (180) days.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor and Existing Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.16 Nasdaq National Market. As promptly as possible following receipt
               ----------------------
of a written request therefor from the holders of 50% of the outstanding Registrable Securities at any time while the Company either (a) is subject to periodic reporting pursuant to Section 15(d) of the Exchange Act or (b) has 500 or more shareholders of record, the Company shall register its Common Stock under Section 12 of the 1934 Act and arrange for its Common Stock to be listed on a national stock exchange or included for quotation on the Nasdaq National Market, as requested, and shall keep effective such registration and maintain such listing or inclusion.

          2.   MISCELLANEOUS.
               -------------

          2.1  Termination. This Agreement shall terminate and be of no further
               -----------
force or effect without any action of the parties hereto on April 27, 2006.

          2.2  Successors and Assigns. Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable

Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          2.3  Prior Agreement. Effective upon the execution and delivery of
               ---------------
this Agreement by all parties hereto, any and all registration rights granted to the Existing Investors prior to the date hereof shall be terminated and shall be of no further force and effect and shall be superseded and replaced by this Agreement.

          2.4  Governing Law. This Agreement shall be governed by and construed
               -------------
under the laws of the State of California.

          2.5  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          2.6  Titles and Subtitles. The titles and subtitles used in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          2.7  Notices. Unless otherwise provided, any notice required or
               -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          2.8  Expenses. If any action at law or in equity is necessary to
               --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          2.9  Amendments and Waivers. Any term of this Agreement may be amended
               ----------------------
and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided however that no amendment or waiver that materially adversely affects the rights of the holders of the Class A Preferred Stock, the Class B Preferred Stock or the Class C Preferred Stock shall be made without the consent of a majority of the class of securities so affected. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          2.10 Severability. If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          2.11 Aggregation of Stock. All shares of Registrable Securities held
               --------------------
or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          2.12 Entire Agreement. This Agreement constitutes the full and entire
               ----------------
understanding and agreement between the parties with regard to the subjects hereof and thereof.

               [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    QUADRANT INTERNATIONAL, INC.

                                    By:  /s/ Francis E. J. Wilde III
                                         -------------------------------------
                                         Francis E. J. Wilde III
                                         President and Chief Executive Officer

                                    Date  4/28/99
                                    Time: 11:45 AM PST


                                    INVESTORS:

                                    NEPA VENTURE FUND II, L.P.


                                    By:  NEPA II Management Partners, L.P.,
                                         its General Partner

                                    By:  NEPA Management Corporation,
                                         its General Partner

                                    By:  /s/ Frederick Beste III
                                        --------------------------------------
                                         Name: Frederick Beste III
                                              --------------------------------
                                         Title: President
                                               -------------------------------

                                    ATLANTIC COASTAL VENTURES, L.P.

                                    By:  Atlantic Coastal, L.P.,
                                         its General Partner

                                    By:  /s/ Walter L. Threadgill
                                        --------------------------------------
                                         Name: Walter L. Threadgill
                                              --------------------------------
                                         Title: General Partner
                                               -------------------------------

                                 LAMBROS, L.P.

                                 By:  CJ Capital Management, LLC

                                 By:  /s/ C. Dennis Kemper
                                     ---------------------------------
                                      Name: C. Dennis Kemper
                                           ---------------------------
                                      Title: Senior Vice President
                                            --------------------------

                                 ATI TECHNOLOGIES, INC.

                                 By:  ________________________________
                                      Name:___________________________
                                      Title:__________________________

                                 EXETER CAPITAL PARTNERS IV, L.P.

                                 By:  Exeter IV Advisors, L.P.

                                 By:  Exeter IV Advisors, Inc.

                                 By:  ________________________________
                                      Name:___________________________
                                      Title:__________________________

                                 APAX GERMANY II, L.P.

                                 By:  /s/ Richard P. Rich
                                     ---------------------------------
                                      Name: Richard P. Rich
                                           ---------------------------
                                      Title: Director
                                            --------------------------

                              PATRICOF PRIVATE INVESTMENT CLUB, L.P.

                              By:  APA Excelsior IV Partners, L.P., its
                                   General Partner

                              By:  Patricof & Co. Managers, Inc., its
                                   General Partners

                              By:    /s/ Robert Chefitz
                                   ------------------------------------
                                   Name: Robert Chefitz
                                         ------------------------------
                                   Title: Vice President
                                         ------------------------------

                              APA EXCELSIOR IV, L.P.

                              By:  APA Excelsior IV Partners, L.P., its
                                   General Partner

                              By:  Patricof & Co. Managers, Inc., its
                                   General Partners

                              By:   /s/ Robert Chefitz
                                   --------------------------------
                                   Name: Robert Chefitz
                                        ---------------------------
                                   Title: Vice President
                                         --------------------------

                              COUTTS & CO. (CAYMAN) LTD. CUSTODIAN
                              FOR APA EXCELSIOR IV/OFFSHORE

                              By: Patricof & Co. Managers, Inc., its
                                  Investment Advisor

                              By:  /s/ Robert Chefitz
                                  --------------------------------
                                  Name: Robert Chefitz
                                        --------------------------
                                  Title:  Managing Director
                                         -------------------------

                              THE P/A FUND III, L.P.

                              By: APA Pennsylvania Partners, L.P., its
                                  General Partners

                              By: Patricof & Co. Managers, Inc., its
                                  General Partners

                              By:   /s/ Robert Chefitz
                                   --------------------------------
                                   Name: Robert Chefitz
                                         --------------------------
                                   Title:  Vice President
                                          -------------------------

                                /s/ John Akers
                              --------------------------------------
                              JOHN AKERS



                               /s/ Samuel Frankel
                              --------------------------------------
                              SAMUEL FRANKEL



                                /s/ James Collander
                              --------------------------------------
                              JAMES COLLANDER



                                /s/ John Macomber
                              ---------------------------------------
                              JOHN MACOMBER



                                /s/  William B. Macomber II
                              ----------------------------------------
                              WILLIAM B. MACOMBER II



                                /s/ Elizabeth Macomber
                              ----------------------------------------
                              ELIZABETH MACOMBER



                                /s/ Janet Macomber Williamson
                              ----------------------------------------
                              JANET MACOMBER WILLIAMSON

                                /s/ Ulrich Sigmund
                              --------------------------------------
                              ULRICH SIGMUND


                                /s/ Hendrik Horak
                              --------------------------------------
                              HENDRIK HORAK


                                /s/ Joerg Ringelberg
                              --------------------------------------
                              JOERG RINGELBERG

                              INTEL CORPORATION

                                   /s/ Arvind Sodhani
                              By:  ________________________________

                                         Arvind Sodhani
                                   Name:___________________________

                                          Treasurer
                                   Title:__________________________

                                  SCHEDULE A
                                  ----------